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                                                                   Exhibit 10.25


[Certain portions of this Exhibit have been omitted pursuant to a request for confidential treatment as indicated by an * and separately filed with the Commission]



                                                                  General Motors

November 18, 1997


Mr. Terry Hardy
Senior Vice President - Strategic Services
Automotive Rental Group
Republic Industries, Inc.
110 S. E. 6th Street
Ft. Lauderdale, FL 33301

Dear Mr. Hardy:

This letter will confirm the agreement ("Agreement") reached between Alamo Rent A Car, Inc. ("Alamo") and General Motors ("GM") regarding Alamo's purchase or lease of GM vehicles for model year 1998 through model year 2000.

The details of this Agreement are as follows:

1998 MODEL YEAR

1. Alamo will purchase or lease from GM dealers of their choice a * model GM vehicles under the terms and conditions of GM's 1998 Model Year Daily Rental Purchase Program (refer ATTACHMENT 1). Alamo has agreed to purchase these GM vehicles in a mix which includes a considerable number of GM's higher priced models and which represents a higher percentage of these units than Alamo otherwise would purchase. The agreed mix of units is as follows:

         Metro                  *        Intrigue                           *
         Cavalier               *        Bonneville                         *
         Cavalier Cvt.          *        LeSabre                            *
         Sunfire                *        DeVille                            *
         Sunfire Cvt.           *        Venture                            *
         Grand Am               *        Trans Sport                        *
         Skylark                *        Astro van                          *
         Achieva                *        Safari van                         *
         Malibu                 *        Blazer                             *
         Century                *        Jimmy                              *
         Lumina                 *        Bravada                            *
         Monte Carlo            *        Full Size Van                      *
         Grand Prix             *        Prizm                              *
                                                                       ------
                                         Total Units                        *
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2.   Alamo agrees that in all advertising and promotional materials which Alamo undertakes for the 1998 Model Year (September 1, 1997 through August 31,
     1998), Alamo will feature only General Motors products where any vehicle is featured or promoted. During the term of this Agreement, Alamo agrees to allow such space and include such tag lines as is in accordance with the customer of the trade and industry.

3. In exchange for this Agreement to purchase, promote and service the number of 1998 models and in a vehicle mix satisfactory to GM, as described in Paragraph 1, GM will provide Alamo with * in addition to any incentives due under the terms and conditions of GM's 1998 Model Year Daily Rental Purchase Program.

     Performance objectives (first time inspection, disposal loss targets, mileage penalties, etc.) will be mutually agreed upon and discussed under separate cover.

4. The pro rata portion of the sum described in Paragraph 3, will be paid to Alamo by the 25th day of the month following vehicle delivery and receipt of a diskette/electronic media transmission by GM provided GM receives Alamo's diskette/electronic media transmission by the last business day of the month. A diskette/electronic media transmission received after the last business day of the month will be paid by the 25th of the following month. This diskette/electronic media transmission must include VIN numbers on the portion of * delivered in the preceding month and not covered in previous payments. ATTACHMENT 2 details data transmission and record format requirements and should be used when reporting vehicle acquisitions. The report of vehicle acquisitions should be transmitted by EDS Elite to the GM Auction Sales and Remarketing Department or diskettes sent to the following address:

                           Attention: J.P. Larson, Director - Finance
                           NAO Fleet Operations
                           MC 480-205-206
                           30007 Van Dyke Avenue
                           Warren, Michigan 48090

     In the event that Alamo does not purchase or lease the agreed number of vehicles at the agreed mix, all payments made to Alamo as described in Paragraph 4 by General Motors will be reimbursed to GM on demand subject to Paragraph 6.

5. GM agrees to make the sum earned, as described in Paragraph 3, available to Alamo through GM's Electronic Funds Transfer (EFT) Payment System; otherwise GM will mail a paper check to Alamo on the due date stated in Paragraph 4. The provisions of GM's EFT system will allow funds to be available to Alamo three (3) calendar days from the time period specified in Paragraph 4. If the electronic fund payment date is a non-banking day, the electronic funds transfer will occur the following banking day. For example, if the payment date is Wednesday, the 25th of the month, the electronic fund payment date would normally be scheduled for Saturday, the 28th. However, the electronic fund transfer will be made on Monday, assuming Monday is a banking day. "Banking Day", for the purposes of this Agreement, shall mean the day in which both



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     GM's originating bank and Alamo's Depository Institution shall be available to transmit and receive electronic fund transfers.

6. All volume and mix requirements are subject to reasonable minor adjustments based upon mutual agreement between the parties when the exact circumstances faced by both parties are known at the time of vehicle delivery. It is understood that these adjustments may require Alamo to purchase a comparably priced mix of product. In the event that either party cannot fulfill any terms of this Agreement due to events beyond its control, such as acts of God, labor disputes, and severe economic downturns, the parties will enter negotiations with the intent of allowing both to continue business without substantial penalty.

7. Alamo agrees to provide to GM, at the beginning of each month, a schedule of anticipated purchases of 1998 model year vehicles (model year fleet plan) by division and car line, by month and model year. Alamo also agrees to provide to GM, at the end of each month, a schedule of 1997 and 1998 model vehicle returns by vehicle size (e.g., economy, midsize, etc.) by month of the 1997 and 1998 calendar years. Receipt of the information described in this paragraph is an additional condition of payment of the amounts discussed in this Agreement.

8. Alamo agrees to retain any documents or records relevant to vehicles purchased under this Agreement or any GM program and/or claims submitted for payment under this Agreement or any other GM program for two years after the close of the program. Alamo agrees to permit any designated representative of GM to examine, audit and take copies of any accounts and records Alamo is to maintain under this Agreement. Alamo agrees to make such accounts and records readily available at its facilities during regular business hours. GM agrees to furnish Alamo with a list of any reproduced records.

GM agrees to assist Alamo in vehicle financing by providing the following at the request of Alamo:

     a.   *

     b. GM agrees to execute an amendment to the General Motors Corporation Repurchase Agreement dated August 22, 1994, as amended from time to time, in order to clarify that GM's obligations thereunder will be applicable to 1998 through 2000 model year vehicles. The terms of the GM Daily Rental Purchase Guidelines and the GM National Fleet Purchase Program Guidelines for the 1998 model year will be incorporated into the amendment.


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MODEL YEARS 1999 THROUGH 2000
-----------------------------

This letter will also confirm the Agreement reached between Alamo and GM regarding Alamo's purchase or lease GM vehicles for model year 1999 through model year 2000. The details of this Agreement are as follows:

9. GM agrees to commit to Alamo the availability of the 100% Vehicle Purchase Program through model year 2000.

10. GM agrees to extend the terms and conditions of GM's 1998 Model Year Daily Rental Fleet Program (refer ATTACHMENT 1) for model year 1999 through model year 2000.

     GM reserves the right to place "new" models (as defined by GM) on any of the four (4) 1998 my repurchase percentage tiers or create a new tier. Additionally, GM also reserves the right to shift vehicles only to higher percentage tiers, (e.g. shift from repurchase tier 1 to tier 2, thus lowering Alamo's vehicle depreciation cost).

Notwithstanding the above items, should GM alter the terms and conditions of its vehicle purchase program, then Alamo would be granted the option of choosing which program is more beneficial to its business.

11.  GM agrees that Alamo may purchase or lease from GM dealers of its choice a
     * during each model year of this Agreement. GM and Alamo agree that the vehicle mix and production timing provided in future model years must be mutually satisfactory to both parties.

12. Alamo agrees to maintain a minimum GM share penetration of 51%. The 51% GM share penetration can be measured as a percent of acquisitions or as a percent of fleet months. Further, during the term of this Agreement, Alamo agrees that all advertising and promotional materials which Alamo undertakes for future model years, Alamo will feature only General Motors products where any vehicle is featured or promoted. Accordingly, Alamo agrees to allow such space and include such tag lines as in accordance the custom of the trade and industry. In exchange, GM will provide Alamo
     * incentives due under the terms and conditions of GM's Model Year Daily Rental Fleet Programs, if any are available.

13. This agreement is confidential and proprietary of General Motors and is intended for the sole use by GM and Alamo. Failure to maintain confidentiality of the terms of this agreement may result in loss of Fleet Authorization privileges with regard to future purchases.

On behalf of the General Motors' Car and Truck Divisions, I would like to express my appreciation for your business and hope this Agreement will continue to strengthen our business relationship.



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Please return a copy of this letter acknowledging your agreement to the above.

                                             Very truly yours,



                                             /s/ Richard M. Lee
                                             ----------------------------------
                                             Richard M. Lee
                                             Executive Director
                                             Fleet Operations

/s/ Terry Hardy
--------------------------------
Acknowledged and Agreed
National Car Rental System, Inc.



Date:    11/25/97
     ---------------------------


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                                                                 Revised 9/11/97

                1998 MY DAILY RENTAL PURCHASE PROGRAM GUIDELINES
                ------------------------------------------------


                                                      Attachment 1 - Part 1 of 2

                           GENERAL MOTORS CORPORATION
                1998 MY DAILY RENTAL PURCHASE PROGRAM GUIDELINES

 1.      PROGRAM NAME AND NUMBER:

         1998 Model Year Daily Rental Purchase Program for Daily Rental Operators - Program No. 98-02.

 2.      PROGRAM DESCRIPTION:

         To provide General Motors dealers certain purchase information on selected 1998 model year passenger cars and light duty trucks sold and delivered by GM dealers to qualified daily rental operators and eligible for purchase by General Motors in accordance with the guidelines herein.

 3.      PROGRAM ALLOWANCES:

         The purchase amount shall be calculated as a percent of dealer invoice including freight. The purchase percentage varies month by month and is determined by the month the vehicle is RETURNED TO AND ACCEPTED BY GENERAL MOTORS in accordance with GM Auction Guidelines.

         - Vehicles are assigned into one of the four tier groups. (Refer Attachment "A" for tier composition and Attachment "B" for respective tier monthly purchase percentage)
         - The daily purchase rate equals the change in the monthly rate divided by the number of calendar days for that month.
         - Depreciation from capitalized cost will be based on specific purchase percentages of dealer invoice, scaled by vehicle assignment into one of four tier groups. Purchase percentages vary by month of return to and acceptance by GM (out-of-service date as described in Attachment "B").
         - In-service date shall be five (5) days following the expiration in-transit date as shown on the factory invoice.
         - Out-of-service date shall be the date the vehicle is returned to an approved GM turn-in site provided the rental company meets all program parameters and completes the sign-off procedures.

         Damage allowance varies by return and acceptance date. (Refer Attachment "B")

         Vehicles are not eligible for Preferred Equipment Group (P.E.G.)/Option Group discounts.

         The following models are not eligible: Corvette, Astro and Safari CargoVans, Van Conversions (including Hi-Cube and Stepvan), and Full Size Cargo Vans.

         Vehicles delivered from dealer inventory are NOT eligible for enrollment in the 1998 Daily Rental Purchase Program.



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                                                                 Revised 9/11/97

                1998 MY DAILY RENTAL PURCHASE PROGRAM GUIDELINES
                ------------------------------------------------


         Dealers will receive seven (7) additional days following the expiration of transit time before the invoice is due for payment, in lieu of interest credit days. Vehicle payment is due upon delivery to the fleet customer (if prior to invoice interest commencement date). By providing this additional allowance, interest reimbursements WILL NOT BE MADE for vehicles arriving one (1) to seven (7) days after the expiration of transit time. Vehicles arriving more than ten (10) days after the interest commencement date are eligible for reimbursement under the GM In-Transit Credit Program.

4.       DELIVERY/ORDER/IN-SERVICE/PRODUCTION PERIOD:

         Order - beginning with announcement of the 1998 model year program and ending when dealers are notified that 1998 model year orders are no longer being accepted.

         Production, Delivery, In-Service - 1998 model year.

         IMPORTANT - Acceptance of an order on any vehicle line does not constitute a commitment to build or to build in a requested time frame.

         Minimum In-Service Period - None.

         Maximum In-Service Period - 24 months or July 31, 2000 (which ever occurs first).

         Mileage Requirements:

         -        No maximum mileage limitations.
         - Excess mileage penalty of $0.07 per mile over maximum free mileage levels that vary by month. (Refer Attachment "B")

         All units to be purchased by General Motors Corporation under this program must be returned and accepted by July 31, 2000. NON-RETURNED VEHICLES MUST REMAIN IN SERVICE A MINIMUM OF SIX (6) MONTHS (180 DAYS) FROM IN-SERVICE DATE AS NOTED ON PAGE 1 OF THESE PROGRAM GUIDELINES. GM reserves the right to audit the rental company to ensure compliance with the minimum six (6) month in-service requirement. Frame, fire and/or water damaged vehicles which are ineligible for purchase have no minimum in-service period. Documentation on these vehicles must be retained on file for audit purposes.

5.       ELIGIBLE MODELS/REQUIRED OPTIONS AND/OR ORDER TYPES:

         All new and unused 1998 General Motors models, specified on Attachment "A", with required minimum factory installed equipment levels specified on Attachment "C" and processing options ordered for qualified daily rental operators for use as daily rental vehicles and delivered by GM dealers. (Refer to 10A).

         All qualified fleet orders for eligible models received from dealers must contain a valid Fleet Order Type.

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                                                                 Revised 9/11/97

                1998 MY DAILY RENTAL PURCHASE PROGRAM GUIDELINES
                ------------------------------------------------


         Ordering Instructions: All purchase orders must contain fleet processing option VN9 and your customer UPC processing code. Vehicles must be ordered with minimum option requirements specified on Attachment "C".

         Dealer must take full responsibility for including the proper processing option on all orders. Should errors occur in the ordering of vehicles, resulting in diversions or reinvoicing, the dealer may be charged an administrative fee.

         All qualified fleet orders for eligible models received from the dealer MUST contain the Fleet Account Number (FAN) of record and account name.

         The ordering entity is responsible for checking dealer order acknowledgements to verify accuracy of order submitted.

         Dealer orders currently on hand or in the system that qualify under this program, unless they do not contain the appropriate processing options, can be amended or canceled and reordered if they have not been released to production. THIS IS THE ORDERING DEALER'S RESPONSIBILITY.

         Fleet orders submitted with Fleet Processing Option VN9 and incompatible retail incentive options will be rejected with an error message.

         Colors Not Eligible for Purchase - Refer Mandatory Optional Equipment.

         Required Options - Processing Option VN9 and your customer assigned UPC processing code must be ordered by the dealer on purchase vehicles to be enrolled in the 1998 Model Year Daily Rental Purchase Program. PROCESSING OPTION VN9 WILL PROVIDE A NET INVOICE - LESS HOLDBACK AND ADVERTISING.

 6.      COMPATIBLE INCENTIVE/ALLOWANCE PROGRAMS:

         Vehicles enrolled in the 1998 Model Year Daily Rental Purchase Program are NOT eligible for any other fleet/retail program, including, but not limited to, the Dealer Fleet Ordering Assistance Program (VQ), and any General Motors Dealer Rent A Car program.

 7.      METHOD OF APPLICATION:  Not Applicable.

 8.      METHOD OF PAYMENT:

         Check to title holder or financial institution upon receipt and clearance of proper paperwork at an approved GM turn-in site and General Motors Corporation.

         Purchase payment is made in the form of a check to the title holder or financial institution at the address shown on the title, unless prior arrangements are made.

         The Payment Modification System (PMS) provides an effective method to redirect purchase checks to lending institutions as co-payee with the titled owner.

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                                                                 Revised 9/11/97

                1998 MY DAILY RENTAL PURCHASE PROGRAM GUIDELINES
                ------------------------------------------------


         If a lender and a daily rental operator desire co-payee/redirection, please direct requests for additional information in writing to:

         NAO Dealer Accounting
         Mail Code 483-631-505
         P. O. Box 436014
         Pontiac, MI 48343-6014

 9. FINAL DATE FOR SUBMISSION OF APPLICATIONS AND RESOLUTION OF ALL APPLICABLE REJECTS: Not Applicable

10.      OTHER PROGRAM GUIDELINES:

         A. This is the General Motors guideline regarding the definition of a "rental" vehicle:

                  "The bona fide rental of a vehicle involving use and payment by a customer on an hourly, daily, weekly or monthly basis. Usage of any such vehicle(s) by a customer for a period of four (4) consecutive months or longer shall be deemed to constitute leasing and not rental and will make the vehicle ineligible for purchase."

                  In the event a vehicle enrolled in the Daily Rental Purchase Program is found to be on-rent (lease) to a customer in excess of the above guideline, or if the customer consecutively rents multiple enrolled vehicles for an aggregate term of four (4) or more months, all vehicles involved in such transactions will not be considered rental and will be ineligible for purchase. IF NECESSARY, GENERAL MOTORS WILL AUDIT THE RENTAL COMPANY TO ENSURE COMPLIANCE WITH THIS GUIDELINE.

         B. All General Motors general guidelines and definition of terms relative to incentive programs (refer to General Motors Dealer Sales Allowance and Incentive Manual Articles 2 and 3) that were supplied to your dealership apply to this program.

         C. All eligible units must be delivered to the ultimate customer through a General Motors dealership or a qualified drop-ship location. Purchases or deliveries made through any other entity or individual are ineligible for payment.

         D.       All deliveries to customers with a valid Fleet Account Number
                  (FAN) must be reported as fleet deliveries regardless of order type.

         E. Failure to comply with these guidelines may result in the dealer being disqualified for future participation in fleet programs and terminations of dealer sales and service agreement.

         F. Orders not produced during the 1998 model production period will be canceled. There are no provisions for dealers and/or rental customers to receive any allowance for canceled orders.



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                                                                 Revised 9/11/97

                1998 MY DAILY RENTAL PURCHASE PROGRAM GUIDELINES
                ------------------------------------------------


         G. Capitalized cost shall be calculated at dealer cost of base vehicle and optional equipment, plus freight, less Hawaii excise tax and tire weight tax, if applicable.


         H. General Motors reserves the right to cancel, amend, revise, or revoke any program at any time based on its sole business judgements. Final decisions in all matters relative to the interpretation of any rule or phase of this activity rests solely with General Motors.









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